FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

Compliance Systems Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-54007	20-4292198
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

780 New York Avenue - Suite A
Huntington, New York	11743
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 656-4197

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Introductory Comment - Use of Terminology

Throughout this Current Report on Form 8-K, the terms “we,” “us” and “our” refers to the registrant, Compliance Systems Corporation.

Item 1.01	Entry into a Material Definitive Agreement.

We have entered into a Securities Exchange Agreement, dated as of June 7, 2012 (the “Securities Exchange Agreement”), with RDRD II Holding LLC, a Delaware limited liability company (“RDRD”). Prior to entry into the Securities Exchange Agreement, we did not have any material relationship with RDRD or, to the extent known to us, any affiliates of RDRD, other than our entry into a letter of intent with respect to the transactions contemplated by the Securities Exchange Agreement.

The Securities Exchange Agreement contemplates a contribution to us by RDRD of an interest in an entity organized under the laws of Ireland currently owned by RDRD in exchange for the issuance to RDRD by us of shares of our common stock representing, immediately following the consummation of such exchange, 95% of all of our outstanding common stock on a fully diluted basis.

No assurance can be given that we will consummate the transactions contemplated by the Securities Exchange Agreement, nor that, if consummated, the effects of such transactions will result in any increase in our revenues, any net income to us or that our cash flow and shareholder deficiency shall improve.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit Number	Exhibit Description
10.1	Securities Exchange Agreement, dated as of June 7, 2012, between Compliance Systems Corporation and RDRD II Holding LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2012	Compliance Systems Corporation

	By:	/s/ Barry M. Brookstein
Barry M. Brookstein, President

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